FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
June 30, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Begins Drilling Sroda-6 Well in Poland

Salt Lake City, June 30, 2008 – FX Energy, Inc. (NASDAQ: FXEN) announced today that the Company’s Sroda-6 well began drilling on June 28, 2008, in western Poland. The well is the third of four wells the Company expects to drill this year in Poland.

The Sroda-6 well is intended to test an interpreted Rotliegend sandstone structure, the Sroda City prospect, at an estimated target depth of 3,740 meters. It is located approximately 15 kilometers along trend to the northwest from the Company’s 2007 Winna Gora discovery well and approximately four kilometers northeast from the Company’s 2005 Sroda-4 discovery. Sroda-6 is the second of three wells expected to be drilled this year to test interpreted Rotliegend sandstone structures identified on 3-D seismic in the Sroda area. The Sroda-6 well is in the Company’s Fences concession. FX Energy owns a 49% interest in the well; the Polish Oil and Gas Company (“POGC”) is the operator and owns 51%.

Andy Pierce, Vice President of Operations, commented, “We are very pleased to have three rigs drilling for us right now in Poland. It underlines the importance we and our partner place on drilling in the Sroda area, particularly in these days of tight rig availability. It also demonstrates our commitment to accomplish the tasks set out in our 2008 capital budget. One element of our two-pronged strategy is to focus on increasing reserves, production and revenue in our lowest risk area. The Sroda-6 well and its target, the Sroda City prospect, are central to that strategy.”

Kromolice North Well

Drilling operations are continuing on another Sroda area well, Kromolice North. This well began drilling in April 2008 and is located about nine kilometers west of the Sroda-6 location. Kromolice North has just set casing to the top of the Zechstein at a depth of approximately 2,936 meters. The well is planned to test a Rotliegend sandstone target, the Kromolice North prospect, and is projected to reach a targeted total depth of approximately 3,670 meters in late July.

Grundy Well

FX Energy also reported that the Grundy well, also located in the Fences concession but on the east end of the concession, is currently being logged. Logging and testing of the target reservoirs in the well, the Main Dolomite and Rotliegend, are expected to be completed in the next two weeks. The Grundy well began drilling in February 2008, and is being drilled on 2-D seismic. Grundy is intended to test a possible Ca2/reef target in the Main Dolomite at a depth of approximately 4,000 meters, along with the Rotliegend sandstone below the Main Dolomite.

“The Grundy Ca2/reef well is significantly higher risk than our 3-D Rotliegend wells, such as Kromolice North and Sroda-6. But drilling higher risk wells like Grundy is the other key element in our strategy - to search for significant reserves through high potential exploration,” said Mr. Pierce.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.